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                                                                   EXHIBIT 10.42



                                                                    May 30, 1997



Mr. Joseph Gokkes
121 S. Maple Avenue
Park Ridge, New Jersey  07656

Dear Mr. Gokkes:

I am pleased to extend this offer to you to become Chief Operating Officer of Par Pharmaceutical, Inc. ("Par"). The following are the basic terms of your employment with the Company.

DEPARTMENT:        Executive

REPORTING TO:      Mr. Kenneth I. Sawyer
                   President and Chief Executive Officer
                   Pharmaceutical Resources, Inc. and Par
                   Pharmaceutical, Inc.

START DATE:        May 1, 1997

INITIAL SALARY: $12,083.33 a month, $145,000 annually, to be reviewed on an annual basis and adjusted by Par to reflect performance and responsibilities on a discretionary basis.

BONUS: You will be eligible for an annual bonus based on both your performance and the performance of the Company during the term of this Agreement. During fiscal 1997, you will not receive a bonus if Par has a net annual loss for fiscal year 1997. If, however, Par has a loss of $300,000 or less for fiscal fourth quarter of 1997, (excluding Sano payments, extraordinary biostudy expenses or other extraordinary payments and excluding income from sale of Sano stock, or sale of Sano international rights), you will then receive a bonus of 15% of your then annual salary up to a maximum of $25,000. In addition, Par will provide you with a "sign on" bonus of $10,000, less applicable taxes, payable as of your commencing employment.

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Mr. Joseph Gokkes
May 30, 1997
Page Two



SPECIAL BONUS PROVISION: If on December 31, 1997, you are still employed by Par Pharmaceutical, Inc. and there has not been a change of control you will be entitled to receive a bonus of $15,000 and an additional grant of 10,000 options.

RELOCATION: Par will reimburse you for relocation costs for you and your wife along with the reasonable shipping costs of household goods using a company approved moving company. Par will also reimburse you for temporary living expenses and costs associated with establishing a residence in the United States, up to $20,000, deducting what the company has already paid on your behalf, including the purchase of furniture and other out of pocket costs, subject to submission of acceptable receipts and documentation. The monthly apartment rent will be excluded from the deduction. This $20,000 allowance will expire on June 15, 1998. The Company will continue to pay the rent excluding utilities and you will have use of the apartment until December 31, 1997. If within twelve months of your start date you should voluntarily terminate your employment or are terminated for cause, you will be required to reimburse Par on a prorated basis for all relocation expenses paid by Par based on the number of full months you were employed.

The Company will provide you with one round trip business class airfare per year to Israel for you and your spouse provided the trip is booked at least 21 days in advance.

BENEFITS:

Group Insurance:  Health, life and long-term disability insurance programs are
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provided to employees and their dependents by the Company, upon payment of the applicable premium amount.

Vacation:  You will be entitled to up to four weeks of paid vacation annually.
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Automobile:  Par will provide you with the use of an automobile,. including
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reimbursement of all related maintenance, fuel, repairs, insurance and other costs.

Other:  You will be eligible to participate in the Company's 401 (k) Plan, the
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company-sponsored retirement plan, and our Employee Stock Purchase Plan, upon meeting the eligibility requirements for, and subject to all other terms and conditions of, each plan.

STOCK: I will recommend to the Board of Directors of Pharmaceutical Resources, Inc., ("PRI") that you be granted options to purchase 30,000 shares of Pharmaceutical Resources, Inc. Common Stock at an exercise price per share equal to the closing price of

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Mr. Joseph Gokkes
May 30, 1997
Page Three



Pharmaceutical Resources, Inc. ("PRI") common stock on the date of the grant by the Board of Directors. The grant should be completed within thirty (30) days of your commencement of employment. The terms of the options, including vesting and exercise will be in accordance with the PRI 1990 Stock Incentive Plan.

TERM OF EMPLOYMENT/TERMINATION/CHANGE OF CONTROL: Your employment by Par Pharmaceutical, Inc. will commence on May 1, 1997 after you have obtained and continue to MAINTAIN the requisite visa or work permit from the United States Government. You will be an at will employee.

If your employment is terminated by Par for any reason except for cause, you will be entitled to severance pay equal to 12 months base salary in effect for the year prior to your termination, which will be paid in accordance with the normal payroll practices of the Company and after execution of a general release in a form satisfactory to Par.

You may voluntarily terminate your employment at any time upon 90 days written notice to the Company, provided that facts do not exist at the time that would constitute cause for termination, as defined below, in which event your termination would not be treated as voluntary, but for cause. In the event that you voluntarily terminate your employment, you will not be entitled to any severance pay except in the event that a President of Par Pharmaceutical, Inc. other than you is put in place who is not the President of Pharmaceutical Resources, Inc.

In addition to its meaning under applicable common law, "cause" for termination, as used herein, shall include, without limitation: Failure to act in accordance with the directives of management and the Board of Directors; failure to carry out your responsibilities in a manner consistent with generally acceptable standards of conduct for executives of similar position and stature; violation of company rules, regulations or policies; gross negligence; wilful misconduct; commission of a crime; excessive absence from work other than due to disability; and unethical conduct.

In the event of a sale of Pharmaceutical Resources, Inc. or Par Pharmaceutical, Inc. the result of which you are terminated within one (1) year of such sale, Par will provide you with 12 months' continuation of your prevailing base salary as severance compensation.

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Mr. Joseph Gokkes
May 30, 1997
Page Four


If after May 1, 2000 and provided that you have given the company six months prior written notice and are still employed by Par Pharmaceutical, Inc., you voluntarily choose to terminate your employment and return to Israel, you will be given one year base salary provided and so long as you do not become employed by a direct competitor to the Company's business.

Other than as set forth herein, you shall have no entitlement to any severance payment upon termination of your employment.

As a condition to your employment, you will be required to execute Par's standard Trade Secret, Non-Disclosure and Restrictive Covenant Agreement, a copy of which is attached.

Your employment with the Company is not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause. The nature of your employment as set forth in this paragraph cannot be modified in any way except by a written agreement signed by you and an officer of the Company.

If you accept this offer of employment, please sign below and return the signed copy to me as soon as convenient. Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters or oral agreements or understandings on these matters.

                                                        Sincerely,



                                                        Kenneth I. Sawyer
                                                        President and CEO

KIS:mh
attach.



Accepted and Agreed this 30th
day of May, 1997.


_________________________
Joseph Gokkes


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